As filed with the Securities and Exchange Commission on November 16, 2017.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Invitation Homes Inc.

(Exact name of registrant as specified in its charter)

Maryland	90-0939055
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1717 Main Street, Suite 2000

Dallas, TX 75201

Telephone: (972) 421-3600

(Address of Principal Executive Offices) (Zip Code)

Colony Starwood Homes Equity Plan

Starwood Waypoint Residential Trust Non-Executive Trustee Share Plan

(Full title of the plans)

Mark A. Solls

Executive Vice President and Chief Legal Officer

Invitation Homes Inc.

1717 Main Street, Suite 2000

Dallas, TX 75201

Telephone: (972) 421-3600

(Name and address and telephone number, including area code, of agent for service)

With copy to:

Joshua Ford Bonnie

Edgar J. Lewandowski

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Telephone: (212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(1)	Proposed maximum offering price per Unit(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)
Common Stock, $0.01 par value per share	5,413,555(2)	22.76	123,212,511.80	$15,339.96
Common Stock, $0.01 par value per share	949,753(4)	N/A	N/A	N/A

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of common stock, par value $0.01 per share (“Common Stock”), of Invitation Homes Inc., a Maryland corporation (the “Registrant”), which may be offered and issued to prevent dilution resulting from adjustments as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments.
(2)	Represents the maximum number of shares of Common Stock available for grant under the Colony Starwood Homes Equity Plan (the “Equity Plan”) and the Starwood Waypoint Residential Trust Non-Executive Trustee Share Plan (together with the Equity Plan, the “Plans”), which Plans were assumed by the Registrant in connection with the Registrant’s merger with Starwood Waypoint Homes consummated on November 16, 2017.
(3)	Pursuant to Rule 457(h) under the Securities Act, the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock as reported by the New York Stock Exchange on November 9, 2017.
(4)	Represents the maximum number of shares of Common Stock issuable upon the vesting of outstanding time-vesting restricted share units (the “SFR RSUs”) granted to executive officers and trustees under the Plans, which SFR RSUs and Plans were assumed by the Registrant in connection with the Registrant’s merger with Starwood Waypoint Homes consummated on November 16, 2017 and were previously registered on the Registrant’s Form S-4 filed with the Securities and Exchange Commission on September 20, 2017, as amended by Amendment No. 1 on October 6, 2017.

EXPLANATORY NOTE

Invitation Homes Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 relating to the shares of common stock, par value $0.01 per share (the “Common Stock”), of the Registrant (1) issuable upon the vesting of outstanding time-vesting restricted share units (the “SFR RSUs”) granted to executive officers and trustees under the Colony Starwood Homes Equity Plan (the “Equity Plan”) and the Starwood Waypoint Residential Trust Non-Executive Trustee Share Plan (together with the Equity Plan, the “Plans”) and (2) available for grant under the Plans, which SFR RSUs and Plans were assumed by the Registrant in connection with the merger of a wholly-owned subsidiary of the Registrant with Starwood Waypoint Homes (“SFR”) consummated on November 16, 2017.

On November 16, 2017, pursuant to the Agreement and Plan of Merger, dated as of August 9, 2017, by and among the Registrant, Invitation Homes Operating Partnership LP, a Delaware limited partnership and a subsidiary of the Registrant, IH Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Registrant (“Merger Sub”), SFR and Starwood Waypoint Homes Partnership, L.P., a Delaware limited partnership and a subsidiary of SFR, SFR merged with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving entity in the Merger and a wholly-owned subsidiary of the Registrant.

At the effective time of the Merger, each outstanding SFR RSU was converted into a restricted share unit award in respect of a number of shares of Common Stock equal to the product of the total number of common shares of beneficial interest, par value $0.01 per share, of SFR subject to such award and 1.6140 (and rounded, as applicable, to the nearest whole share, with 0.50 being rounded upward).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be sent or given to the participants in the Plans covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant and SFR pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

•	the Registrant’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2016 (File No. 001-38004);

•	the Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017, June 30, 2017, September 30, 2017 (File No. 001-38004);

•	the Registrant’s Current Reports on Form 8-K filed on February 6, 2017, March 20, 2017, April 28, 2017, May 1, 2017, June 29, 2017, August 10, 2017, August 14, 2017, September 19, 2017, November 6, 2017, and November 9, 2017;

•	SFR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (File No. 001-36163) (other than the report of Ernst & Young LLP dated February 28, 2017 with respect to the consolidated financial statements and schedule of SFR and the effectiveness of internal control over financial reporting of SFR);

SFR’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017, June 30, 2017 and September 30, 2017 (File No. 001-36163);

•	SFR’s Current Reports on Form 8-K filed on January 3, 2017, January 5, 2017, January 10, 2017, February 8, 2017, February 21, 2017, March 7, 2017, March 31, 2017, April 7, 2017, May 1, 2017, May 16, 2017, June 5, 2017, June 9, 2017, July 5, 2017, July 28, 2017, August 10, 2017, August 14, 2017, August 15, 2017, September 19, 2017, September 29, 2017, October 16, 2017, November 6, 2017 and November 14, 2017; and

•	the description of the Registrant’s Common Stock contained in in the Registrant’s Registration Statement on Form 8-A filed with the Commission on February 1, 2017 (File No. 001-38004), and any amendments reports or other filings filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 and/or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission) and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Maryland law permits the Registrant to include a provision in its charter eliminating the liability of its directors and officers to the Registrant and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The Registrant’s charter contains a provision that eliminates its directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires the Registrant (unless its charter provides otherwise, which the Registrant’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party to by reason of his or her service in that capacity. Maryland law permits the Registrant to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to or in which they may be made or threatened to be made a party or witness by reason of their service in those or certain other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Maryland law prohibits the Registrant from indemnifying a director or officer who has been adjudged liable in a suit by the Registrant or on its behalf or in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received; however, indemnification for an adverse judgment in a suit by the Registrant or on its behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits the Registrant to advance reasonable expenses to any present or former director or officer upon its receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

To the maximum extent permitted by Maryland law, the Registrant’s charter authorizes the Registrant to indemnify any person who serves or has served, and the Registrant’s bylaws obligate the Registrant to the maximum extent permitted by Maryland law, to indemnify any individual who is made or threatened to be made a party to or witness in a proceeding by reason of his or her service:

•	as a director or officer of the Registrant; or

•	while a director or officer and at the Registrant’s request, as a director, officer, partner, manager, member or trustee of another corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise, in each case, from and against any claim or liability to which he or she may become subject or that he or she may incur by reason of his or her service in any of these capacities, and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The Registrant’s charter and bylaws also permits the Registrant to indemnify and advance expenses to any individual who served any of the Registrant’s predecessors in any of the capacities described above and any employee or agent of the Registrant or any of the Registrant’s predecessors.

The Registrant entered into indemnification agreements with each of its directors and executive officers. These agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Maryland law and the Registrant’s charter against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, the Registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy and is therefore unenforceable.

In addition, the Registrant’s directors and officers are indemnified for specified liabilities and expenses pursuant to the organizational documents of certain of its subsidiaries.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Document

4.1	Charter of the Registrant, dated as of February 6, 2017 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 1-38004) filed on February 6, 2017).

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 1-38004) filed on February 6, 2017).

4.3*	Colony Starwood Homes Equity Plan.

4.4*	Starwood Waypoint Residential Trust Non-Executive Trustee Share Plan

5.1*	Opinion of Venable LLP.

23.1*	Consent of Deloitte & Touche LLP (in respect of Invitation Homes Inc.).

23.2*	Consent of Deloitte & Touche LLP (in respect of Invitation Homes).

23.3*	Consent of Venable LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included in the signature pages to this Registration Statement).

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dallas, Texas, on the 16th day of November 2017.

Invitation Homes Inc.

By:	/s/ Mark A. Solls
Name:	Mark A. Solls
Title:	Executive Vice President, Secretary and Chief Legal Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors and officers of the Registrant, which is filing a Registration Statement on Form S-8 with the Commission under the provisions of the Securities Act, hereby constitute and appoint Frederick C. Tuomi, Ernest M. Freedman and Mark A. Solls, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments or supplements to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and Power of Attorney have been signed by the following persons in the capacities indicated on the 16th day of November, 2017.

Signature	Title

/s/ Frederick C. Tuomi Frederick C. Tuomi	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Ernest M. Freedman Ernest M. Freedman	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Kimberly K. Norrell Kimberly K. Norrell	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

/s/ Bryce Blair Bryce Blair	Executive Chairman and Director

/s/ Richard D. Bronson Richard D. Bronson	Director

/s/ Michael D. Fascitelli Michael D. Fascitelli	Director

/s/ Jonathan D. Gray Jonathan D. Gray	Director

/s/ Robert G. Harper Robert G. Harper	Director

Signature	Title

/s/ Jeffrey E. Kelter Jeffrey E. Kelter	Director

/s/ John B. Rhea John B. Rhea	Director

/s/ Janice L. Sears Janice L. Sears	Director

/s/ William J. Stein William J. Stein	Director

/s/ Barry S. Sternlicht Barry S. Sternlicht	Director